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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                  SCHEDULE 13G



                   Under the Securities Exchange Act of 1934
                               (Amendment No.  )*


                             TERRACE HOLDINGS, INC.
                      ------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
                      ------------------------------------
                         (Title of Class of Securities)

                                   881016109
                                  -----------
                                 (CUSIP Number)


Check the following box if a fee is being paid with this statement. [X] (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 4 Pages
SEC 1745 (2-95)
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-----------------------                                  ---------------------
  CUSIP NO. 881016109               13G                    PAGE 2 OF 4 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Samuel H. Lasko       (Shares are owned in joint tenancy with wife,
                                Arlene P. Lasko)
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
         Not applicable                                         (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
         United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF             Not applicable

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                           383,750
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING              Not applicable

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                           383,750
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
         383,750       (Shares are owned in joint tenancy with wife,
                        Arlene P. Lasko)
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
         Not applicable                                              [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
         7.25%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
         IN

------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                               Page 3 of 4 Pages


                                  SCHEDULE 13G

                                Samuel H. Lasko

ITEM 1.

     (a)  Terrace Holdings, Inc.

     (b)  1351 N.W. 22nd Street
          Pompano Beach, FL 33069

ITEM 2.

     (a)  Samuel H. Lasko (shares are owned in joint tenancy with wife, Arlene
          P. Lasko)

     (b)  4100 North Hills Drive
          Hollywood, FL 33021

     (c)  U.S.A.

     (d)  Common Stock

     (e)  881016109

ITEM 3.

     Not applicable.

ITEM 4.   Ownership

     (a) 383,750 (includes 3,750 shares owned by a minor child). Shares are owned in joint tenancy with wife.

     (b)  7.25%

     (c)  (i)    Not applicable

          (ii)   383,750

          (iii)  Not applicable

          (iv)   383,750

ITEM 5.   Ownership of Five Percent or Less of a Class.

     Not applicable.
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                                                               Page 4 of 4 Pages


ITEM 6.   Ownership of More Than Five Percent on Behalf of Another Person.

     380,000 shares are owned in joint tenancy with wife, Arlene P. Lasko

ITEM 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

     Not applicable.

ITEM 8.   Identification and Classification of Members of the Group.

     Not applicable.

ITEM 9.   Notice of Dissolution of Group.

     Not applicable.

ITEM 10.  Certification.

     Not applicable.


                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and behalf, I certify that the information set forth in this statement is true, complete and correct.



                         February 12, 1998
                         ----------------------------------------
                         Date


                         /s/ Samuel H. Lasko
                         ----------------------------------------
                         Signature


                         Samuel H. Lasko
                         President
                         ----------------------------------------
                         Name/Title